Exhibit 4.14

**CONFIDENTIAL PORTIONS HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR
CONFIDENTIAL TREATMENT AND HAVE BEEN FILED SEPARATELY WITH THE
SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”).**

(Unofficial English translation from Spanish original)

CONTRACT FOR THE SUPPLY OF **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** ELECTRONIC IDENTIFICATION CARDS.- TECHNOLOGICAL MODERNIZATION PROJECT OF THE DIRECCION GENERAL OF THE REGISTRO CIVIL, IDENTIFICACION Y CEDULACION

The following parties appear for the signing of this Contract, hereinafter indistinctively, the “Contract” or the “Agreement”): the Dirección General de Registro Civil, Identificación y Cedulación, represented by Eng. Paulo Rodríguez Molina, acting as General Director, whose legal capacity is credited by the employment title issued by Eng. Adriana Murillo, Director of Human Resources, or with the SENPLADES appointment, which are attached to this instrument as qualifying documents and that henceforth and for purposes of this Contract will simply be referred to as “THE CONTRACTING PARTY” or “THE CUSTOMER”; and, ON TRACK INNOVATIONS LTD “OTI”, an Israeli company duly domiciled in Ecuador, legally represented by Mr. Diego Luis Rueda Mosquera, in his capacity as Special Proxy, legally empowered to sign this contract, according to the accompanying document, and that henceforth and for purposes of this Contract will be referred to as “THE CONTRACTOR” or “THE COMPANY”; and, by the rights they represent, freely and voluntarily agree to enter into this Contract according to the content of the following clauses:

FIRST.- BACKGROUND:

1.1
By Executive Decree No. 1064 of May 9, 2008, Econ. Rafael Correa Delgado, Constitutional President of the Republic of Ecuador, declared a state of emergency for the Dirección General de Registro Civil, Identificación y Cedulación, in order to resolve its critical institutional situation and to duly ensure the right to identity of the inhabitants of Ecuador and prevent a general commotion.

1.2
By Resolution No. 001, of October 8, 2008, published in the www.compraspublicas.gov.ec website on October 9, 2008, Eng. José Fernando Navia Gallardo, then acting General Director of the Registro Civil, Identificación y Cedulación, in order to resolve the critical situation of the Entity and to duly ensure the right to identity of the inhabitants of Ecuador and prevent a possible general commotion, declared a state of emergency for the Dirección General de Registro Civil, Identificación y Cedulación.

1.3
The Dirección General de Registro Civil, Identificación y Cedulación is implementing a Comprehensive Strategic Plan which sets out actions considered necessary to carry out the restructuring and modernization of the institution. The plan seeks to improve the standard of customer service and implement cutting edge technology in regard to public identification, seeking to strengthen the following areas: organizational, technological, and administrative.

1.4
In compliance with the plan outlined by the Dirección General de Registro Civil, Identificación y Cedulación, referred to in the preceding paragraph, Eng. José Fernando Navia Gallardo, then acting General Director of the Registro Civil, Identificación y Cedulación determined that to achieve its objectives it is necessary to perform a process of implementing a technological solution that would enable the new model of customer care to be put into action in an integrated and comprehensive manner, a process which was initiated with the execution of Pilot Phase 1 in the city of Guayaquil; and which must continue with the complete implementation in the rest of the city of Guayaquil, as well as in the city of Quito and nationwide.

1.5
For the purposes of executing Phase 1, Guayaquil Pilot Plan, the Dirección General del Registro Civil, Identificación y Cedulación went through a pre-contracting project in which various bidders participated, and which was won by On Track Innovations Ltd. (OTI), due to the fact that its technical and financial bid was considered the most convenient for the national and institutional interests, reason for which on December 31, 2008, it signed a contract with that company, whereby the latter undertakes to supply and provide services of integration and maintenance of the IT solution for the technological modernization project of the Registro Civil; that is, to implement Phase 1 – Guayaquil - Pilot of the Comprehensive Strategic Plan of the Dirección General de Registro Civil, Identificación y Cedulación.

1.6
Phase 1 - Guayaquil-Pilot, performed by On Track Innovations Ltd. (OTI), was implemented in a completely satisfactory manner, it allowed the achievement of the planned objectives of the Implementation Plan; and, provided the information necessary to continue the execution of the implementation project at a national level. However, since it was a Pilot Plan this implied the exclusive acquisition of two hundred thousand (200,000) ID cards; without covering the total demand from the inhabitants of said city; reason for which the acquisition of a larger quantity of cards is required so that the enrolment process should not undergo any cancellations or delays.

1.7
In addition to the situation pointed out in the prior section there is, concretely, a substantial increase of insecurity in the country, which took place in an alarming and unexpected manner in the last months and which motivated Eco. Rafael Correa Delgado, Constitutional President of the Republic to declare a state of emergency in the cities of Quito, Guayaquil, and Manta several days ago. The increase in crime, in many cases occurred because those who transgress the laws get false or duplicate IDs with relative ease; results which, therefore, are proved and objective; which in turn complicates or hampers the decision-making and the imposition of sanctions by the authorities.  Therefore, it is necessary, in a emergency and immediate way, to acquire an additional required number of ID Cards, which must be provided with a system that would guarantee their  security; so as to apply the legal norms which will afford, if there may be a case, among other actions, the imposition of the corresponding sanctions to those who are liable for acts against the law, while there is knowledge of their identity; and, in that way, to overcome the serious internal commotion that the country experiences as a result of the facts mentioned herein. The ID cards that are to be acquired must respond and adapt to the technology that the Registro Civil currently has available; and consequently must include a system that will allow the identification of the ID owner, through the identification of fingerprints, without error or risk of any kind. The emergency situation pointed out fulfills, therefore, the requirements provided in No. 31 of Article 6 of the Organic Law of the National System of Public Contracting.

1.8
In order to overcome the emergency stated in the preceding section, it is deemed necessary to contract **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** electronic identity cards because the levels of technological security of said cards have been proven; and, consequently, as there exists an installed infrastructure which entailed the spending of related funds, it is convenient for the Institution and for the country that the emergency contracting of the **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** ID cards be done with the contractor that implemented the Guayaquil Pilot Plan

1.9	It is a duty of the Ecuadorian state to guarantee its citizens’ exercise of their right to identity, granted in the Republic’s Constitution.

1.10
Article 57 of the Organic Law of the National Public Contracting System provides that in cases of emergency, the contracting entity can contract in a direct form and under the responsibility of the supreme authority, the works, goods and services, including consulting, required strictly to overcome the emergency situation.

1.11
With Order No. DGRCIC-2009-0066 of October 29, 2009, whose request for publication in the www.compraspublicas.gov.ec is stated in official letter No. 2009-623-DIRG of October 30, 2009, received by the National Institute of Public Contracting on November 4, 2009, based on the provisions of Article 57 of the Organic Law of the National System of Public Contracting, the General Director of the Registro Civil, Identificación y Cedulación declared the emergency situation of the Institution; and, thus, according to the provisions in 1,7 above, the requirements stated in the legal provisions stated above are fulfilled; and in this way, the right of identity of the inhabitants of Ecuador will be guaranteed properly, the grave internal commotion because of the increase in insecurity will be overcome; and, a uniform enrollment on a national level will be continued. Additionally, these bidding specifications and the process schedule were approved, and the initiation of this special procedure was instructed.

1.12
By virtue of the foresaid, with Resolution No. DGRCIC-2009-0067 dated October 30, 2009 the process of direct emergency contracting No. DGRC-006-2009 for the supply of **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** electronic identification cards.- Technological Modernization Project of the Registro Civil, was instructed; consequently, a direct invitation was sent to ON TRACK INNOVATIONS “OTI”, to present its technical financial proposal; to which were attached the related bidding specifications.

1.13
By official letter No. DIR-G-2009-625 dated November 4, 2009, Eng. Paulo Rodriguez Molina, Director General of the Registro Civil, Identificación y Cedulación, by virtue of what is stated in article 22 of the Organic Law of the National System of Public Contracting, modified the bidding specifications that rule the contracting process of the reference in the part relative to the payment method.

1.14	On November 5, 2009, On Track Innovations Ltd. (OTI) submitted its technical financial bid during the contracting process of the reference.

1.15
The Technical Committee, according to article 4 of Resolution No. DGRCIC-00067 dated October 30, 2009 was led by Eco. Edwin Loaya, Subdirector General of the Registro Civil, Identificación y Cedulación, acting as president of the Commission, and consists of Eng. Patricia Cruz, Director of Technological Management, as head of the relevant area, and Eng. Marjorie Valdiviezo, acting as a professional related to the contracting process. The following individuals also made up the Committee, with voice but without vote: Adv. Carla San Martín, General Counsel and Dr. Nancy Bonilla, Financial Director. Adv. Oswaldo López, Director of Organizational Development, was appointed secretary of the Technical Commission. The Technical Commission with the Report included in Official Letter No. CT-001-DGRCIC-006-2009, dated November 9, 2009, issued the Report of the evaluation of the submitted bid to the General Directorate of the Institution in which the express recommendation to award the Supply contract of **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** additional electronic identification cards (Technological Modernization Project of the Registro Civil) to On Track Innovations Ltd. (OTI) is included, because it meets the requirements requested by the General Directorate of Dirección General del Registro Civil, Identificación y Cedulación, through the bidding specifications.

1.16
The General Director of the Registro Civil, Identificación y Cedulación, by Resolution No. DGRCIC-2009-0073 dated November 10, 2009, on the basis of the report referred to in the preceding paragraph, awarded the contract for the Supply of **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** additional electronic identification cards (Technological Modernization Project of the Registro Civil) to On Track Innovations, Ltd. (OTI), for the amount of Four Million Six Hundred and Fifty Thousand 00/100 Dollars of the United States of America (USD 4,650,000.00) plus VAT.

1.17
To start the contracting process the corresponding budget certification was issued, charged to budget item No. 730807001 for the amount of USD 4,800,000.00. However, because the Organic Law of Public Companies stipulated that starting November 1, 2009, the acquisition of goods and services by entities and organisms of the public sector and by public companies, are taxed with a 12% VAT; the amount of the assigned contract includes the 12% VAT; and Dr. Nancy Bonilla informs that there are sufficient funds to cover said tax expense, according to the policies that the Ministry of Finance set forth to that effect.

1.18	In the handling of this process no solemnity whatsoever has been omitted that might affect its validity, reason for which the process is valid.

SECOND .- CONTRACT DOCUMENTS:

2.1	The following documents, which must be recorded, are an integral part of the Contract:

2.1.1	The documents certifying the quality of the parties present and their ability to conclude the contract and those mentioned in the previous clause;

2..1.2	The printout of the web page in www.compraspublicas.gov.ec showing that On Track Innovations Ltd. (OTI) is recorded in the National Register of Providers (RUP);

2.1.3	The Resolution that declares the institutional emergency;

2.1.4	The Resolution that declares the start of the direct contracting process;

2.1.5	The Certification of budget availability; and,

2.1.6	The Award Resolution.

2.2	The following documents are part of the contract, without the need of being recorded:

2.2.1	The pre-contractual documents of the project that is contracted;

2.2.2	The technical and financial offer submitted by the contractor;

2.2.3	The following guarantees:

2.2.3.1	Of Full Compliance with the Contract
2.2.3.2	For the Advance Payment
2.2.3.3	Technical

2.2.4	The following appendices:

2.2.4.1 APPENDIX A.-  List of Quantities and Prices
2.2.4.2 APPENDIX B.-  Import Procedure
2.2.4.3 APPENDIX C.-  Confidentiality

THIRD.- INTERPRETATION AND DEFINITION OF TERMS:

The terms of the Contract should be interpreted in a literal sense, in the context thereof, and whose purpose clearly discloses the intention of the contracting parties. In any case its interpretation follows the following rules: 1) When the terms are defined in the laws of Ecuador, it will meet the definition. 2) If they are not defined in the laws of Ecuador it will be in accordance to what is provided in the contract, in accordance with the definitions outlined below; and, in its literal and obvious sense, in accordance with the contractual purpose and intention of the contracting parties. 3) In case of its lack or inadequacy the rules contained in Title XIII of Book IV of the Codification of the Civil Code, published in the Supplement to Official Gazette No. 46, dated June 24, 2005, Regarding the Interpretation of Contracts, will be applied.

In this Contract, the following terms have the meanings detailed below:

•
“Electronic Identification Card” Electronic person Identification Document, which includes, among other features, the capability to ensure the true identity of the cardholders by biometric information.

•
“Material breach” a breach of commitment, obligation, warranty or representation of any provision of the following clauses or appendices in this Contract: Terms of Payment, Guarantees, and Confidentiality.

•	“Main System” – The components that enable the persons to register and obtain the new eID and inscriptions of various kinds, based on OTI´s Magna system.

•
“Final Delivery”The final delivery of **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** electronic identification cards, object of this contract, as detailed in APPENDIX A.

If there are inconsistencies between the Contract and the documents thereof, the Contract provisions will prevail. If there are contradictions between the contractual provisions, the contracting Entity will determine the prevalence of a text, in accordance with the contractual purpose.

FOURTH.- OBJECT OF THE CONTRACT:

THE CONTRACTOR is obligated toward THE CONTRACTING PARTY for the SUPPLY OF **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** ELECTRONIC IDENTIFICATION CARDS, according to the terms and technical specifications that are stated in the bid submitted by ON TRACK INNOVATIONS “OTI” (which become an integral part of this contract), in APPENDIX A, and in the stipulations of this contract.

The electronic identification cards, object of the present contract, will only use the existing system implemented in the Guayaquil Pilot Plan.

The import of the electronic identification cards will be carried out according to the procedure stated in APPENDIX B.

FIFTH.- PRICE AND PAYMENT METHOD:

The CONTRACTING PARTY will pay THE CONTRACTOR for the execution of this contract, the total amount of **CONFIDENTIAL PORTIONS HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAVE BEEN FILED SEPARATELY WITH THE  SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”).** plus VAT.

Payments will be made and charged to Budgetary Item No. 730807001, as is stated in Budgetary Certification No. 2009-135-PRE-GF dated October 30, 2009, submitted by Dr. Nancy Bonilla, Financial Director of the Dirección General de Registro Civil, Identificación y Cedulación; declaring that regarding the amounts that correspond to the VAT, according to the information provided by the Financial Director, the resources to cover said tax obligation do exist, according to the policies implemented by the Ministry of Finance to that effect. The payment method is as follows:

5.1
Advance Payment: 50% of the total amount of the contract, in other words the amount of **CONFIDENTIAL PORTIONS HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAVE BEEN FILED SEPARATELY WITH THE  SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”).** (Two million three hundred and twenty five thousand dollars of the United States of America) plus VAT, that will be paid upon delivery of the bank guarantee for said advance payment, for an equal amount, by “THE CONTRACTING PARTY”. This advance payment will be redeemed as follows:

DELIVERY	QUANTITY (ELECTRONIC	MAXIMUM DATE FOR THE DELIVERY OF THE ID CARDS
	IDENTIFICATION CARDS)	AND CONSEQUENTLY OF THE AMORTIZATION FOR THE
PERCENTAGE RECEIVED
1	**THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**	December 30, 2009
2	**THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**	February 15, 2010

5.2
Payment of the Balance: The remaining 50%, in other words, the amount of USD 2´325,000.00 (Two million three hundred and twenty five thousand dollars of the United States of America) plus VAT will be paid six weeks before the third delivery of electronic identification cards, that according to the following table, corresponds to **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** electronic identification cards, after the submission of the corresponding guarantee for the “Balance Payment”. The indicated amounts will be redeemed according to the delivery of the electronic identification cards as follows:

DELIVERY	QUANTITY (ELECTRONIC	MAXIMUM DATE FOR THE DELIVERY OF THE ID CARDS
	IDENTIFICATION CARDS)	AND CONSEQUENTLY OF THE AMORTIZATION FOR THE
PERCENTAGE RECEIVED
3	**THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**	March 30, 2010
4	**THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**	May 15, 2010

The deduction of the guarantees and the advance payment or the balance payment that are paid, by the amount corresponding to each amortization, and consequently, the release of the payments corresponding to said amortization, will be performed upon the occurrence of the first of any of the following events (a) the submission by THE CONTRACTOR of a written approval from THE CONTRACTING PARTY to the effect that THE CONTRACTING PARTY accepts the cards that are provided indicating the amount to be deducted; or (b) two weeks after the day of arrival of the pertinent goods at the Airport or Port of Ecuador, as it will be indicated in the transportation document; at which time the respective payment will be released, without prejudice of the responsibility that the CONTRACTOR has to correct or replace those supplied goods that are not in accordance with the offered specifications, even if the respective payment has been made.

The non compliance with the payment obligations in a timely manner provided for in this contract will be cause of responsibility of the officers of the contracting entity, having the sufficient financial resources; and, the penalties provided in article 101 of the Organic Law of the National System of Public Contracting will be applied.

It is expressly provided herein that the CONTRACTOR assumes as its responsibility the payment of all tax obligations generated from the signing and execution of this Contract; and that are provided by Ecuadorian law as of the signing of this Contract. Any additional tax charges that eventually will be generated after the signing of this Contract, which are different from the ones presently existent under Ecuadorian law, will be assumed directly by the CONTRACTING PARTY as well as the payment of eventual taxes related to transfers or imports that the contracting entity acquires. The withholdings generated by the signing of this Contract or that come from the payment of invoices related thereto, shall be deducted and made by the Financial Administrative Directorate of "THE CONTRACTING PARTY”, in accordance with current tax legislation.

During the execution of the contract, the General Directorate of the Registro Civil, Identificación y Cedulación must pay the taxes in Ecuador related to the nationalization of the corresponding Project BOM (Bill of Materials) components delivered by the Contractor.

The payments that the General Directorate of the Registro Civil, Identificación y Cedulación makes to bank accounts overseas, by virtue of the signing of the contract, will not be subject to taxes related to the outflow of capital, given its public nature.

The correct financial implementation of payments, as to the accuracy, legality and ownership thereof, shall be the responsibility of the Financial Directorate of "THE CONTRACTING PARTY”.

SIXTH.- TAX AND CUSTOMS EXEMPTIONS:

During the execution of this contract, “THE CONTRACTING PARTY” shall pay all taxes in Ecuador related to the nationalization of Project Components detailed in APPENDIX A of the Contract, which were delivered by “THE CONTRACTOR”, including the delivery expenses to the destination.

SEVENTH.- CAPITAL FUNDS TRANSFERS:

Payments by "THE CONTRACTING PARTY" to foreign accounts belonging to "THE CONTRACTOR", shall not be subject to tax for capital outflow, given the public nature of "THE CONTRACTING PARTY".

EIGHTH.- DURATION:

The term of this Contract is six (6) months, counting from the Commencement date, which shall be the date on which the Advance payment is actually received from "THE CONTRACTING PARTY”; meaning that the funds are credited to the bank account designated by “THE CONTRACTOR” .

NINTH.- GUARANTEES:

9.1
Due Fulfillment of the Contract Guarantee .- THE CONTRACTOR, according to what is provided in the second subsection of art. 57 of the Organic Law of the National System of Public Contracting, upon signing this contract submits a due fulfillment guarantee to THE CONTRACTING PARTY, consisting of a bank guarantee, which will ensure compliance thereof, as well as the obligations that are contracted on behalf of third parties related to the contract.

This guarantee, in accordance with article 74 of the Organic Law of the National System of Public Contracting, shall be issued for five percent (5%) of the contract amount; in other words, for USD 232,500.

9.2.
Advance Payment Guarantee.- To ensure the proper utilization of the advance payments that THE CONTRACTING PARTY makes, THE CONTRACTOR will deliver on behalf of THE CONTRACTING PARTY, prior to receiving them, a bank guarantee for an amount equivalent to the total of the advance payment; that is, 50% of the contract amount; in other words for the amount of USD 2´325,000.00. The guarantee will be reduced to the extent that the advance payment is amortized, until its total cancellation.

9.3.
“Balance Payment” Guarantee.- In order to guarantee the proper use of the money disbursed as a “balance payment” that THE CONTRACTING PARTY will pay THE CONTRACTOR six weeks before the third delivery of the electronic identification cards, THE CONTRACTOR will deliver on behalf of THE CONTRACTING PARTY, before receiving it, a bank guarantee for an amount equivalent to the money assigned to that purpose; that is, 50% of the amount of the contract. The guarantee will diminish as said guarantee is redeemed until its total cancellation.

9.4.
Technical Guarantee.- To ensure quality and proper functioning of the goods, to be delivered under the fulfillment of this contract, THE CONTRACTOR, upon signing the contract, and as an integral part thereof, provides a technical guarantee that will be valid for 10 years.

This guarantee is independent and shall continue after the principal obligation is fulfilled.

This guarantee shall enter into force upon the delivery/receipt of the goods.

The CONTRACTOR is required to maintain the due fulfillment guarantee of the contract pending receipt thereof, which extinguishes the agreed obligations; the Advance Payment and Balance Payment guarantees, until their payment and as to the unamortized portion of them; and, the technical guarantee until the end of its term.

TENTH.- TERM EXTENSIONS:

The entire term or partial terms of this Contract will be extended automatically in the following cases:

a)	Due to force majeure alleged by the CONTRACTOR and accepted as such by THE CONTRACTING PARTY;

b)	Due to suspensions in the execution of the contract ordered by THE CONTRACTING PARTY, and not due to causes attributable to the CONTRACTOR; for the duration of the suspension;

c)
Due to delays or breach of the contractual obligations by the CONTRACTING PARTY, whether related to its payments to be made under this Contract or any other obligation of the CONTRACTING PARTY. Such breach or delay will cause an automatic extension of such length of time as will be justified by THE CONTRACTOR. To this effect, the parties agree that a breach or delay will generate time extensions for a period equal to, or greater than, the length of time of the delay caused by the CONTRACTING PARTY; it will not be possible to demand the CONTRACTOR’s fulfillment of its obligations as long as the CONTRACTING PARTY’s contractual obligations remain unfulfilled.

In cases of extension of time, the parties will develop a new schedule which, after being signed and accepted by them, will replace the original or precedent and will have the same contractual value as the replaced contract.

ELEVENTH.- FINES:

For each day of delay in implementing the contractual object described in clause four of this contract, for reasons directly attributable to the CONTRACTOR, it shall be fined with one per thousand (0.001) of the unpaid contract price until then; and as long as the CONTRACTING PARTY has fulfilled its contractual obligations, including payments. If the amount of the fines exceeds 5% of the total amount of the Contract, the CONTRACTING PARTY may terminate it before the termination date and unilaterally. Fines may not be reviewed nor returned under any circumstance.

Notwithstanding the foregoing, no penalty for delay will apply to THE CONTRACTOR, in each of the following cases:

a)	Due to delay that does not exceed 14 days, or that exceeds this period, for the first 14 days of delay.
b)	If such delay is caused by the action of THE CONTRACTING PARTY (even in the event of delay in response to requests or requirements on the part of THE CONTRACTOR);
c)	If the delay will not result in a change in the Final Delivery Date of the Project.

TWELFTH.- OTHER OBLIGATIONS OF THE CONTRACTOR:

In addition to the obligations provided in this contract and its Appendices, the CONTRACTOR is obliged to comply with any other obligation arising naturally and legally from the subject matter hereof and may be binding by being stated in any document hereof or in a statutory rule specifically applicable to it, which is accepted by the CONTRACTOR.

THIRTEENTH.- OBLIGATIONS OF THE CONTRACTING PARTY:

The obligations of the CONTRACTING PARTY, apart from those provided in other clauses of the contract and its appendices, are the following:

a)	To comply with the obligations under the contract and the documents thereof, in an agile and timely manner.
b)	To provide timely solutions to problems arising in the execution of the contract and that are not attributable to the CONTRACTOR.
c)	Facilitate the provision of work permits for foreign nationals working for THE CONTRACTOR, as may be required during the execution of this Contract.

FOURTEENTH.- CONTRACT ADMINISTRATOR:

The Contract Administrator will be the Technology Director of the Direccion General de Registro Civil, Identificacion y Cedulacion or her delegate.

FIFTEENTH.- PERMITS, LICENSES, AND CONFIDENTIALITY:

THE CONTRACTING PARTY shall provide THE CONTRACTOR with all permits, licenses, authorizations, consents and approvals (including, but not limited to) environmental licenses and permits for implementation) as may be required, and carry out all relevant formalities for the Execution of the Project, including and without restriction: a) To enable the implementation of the project, b) To obtain at any time and without restriction the necessary permits for the transfer of funds of THE CONTRACTOR, exempt from any tariffs or taxes, c) For, including Ecuadorian citizens, exempt from any tax liability, including applicable visa payment under the Law of Ecuador, for foreign persons.

The parties agree to respect and abide by the Confidentiality document, which is stated in APPENDIX C.

SIXTEENTH.- SEVERABILITY:

If any of the terms, clauses, provisions or part of this contract is declared unenforceable for any reason, the remaining terms, clauses, provisions and parts of it remain in full force, as though this contract were entered into without the location of the unenforceable provision that appears herein. In that event, the parties shall ensure that the contract be interpreted to give effect to the greatest extent possible and permitted by law, the meaning and intent of the unenforceable provision. If necessary, the parties will implement a provision that is legally valid and current and reflects to the greatest extent possible the intent of the parties, as included in the unenforceable provision.

SEVENTEENTH.- DISPUTES:

If differences or disputes may arise in the interpretation or performance of this contract, the parties shall seek to reach an agreement that resolves the problem. In the absence of an agreement, the parties shall submit the matter at issue to mediation in the Mediation Center of the Attorney General, in accordance with the provisions of Law Arbitration and Mediation of Ecuador. If there is no agreement in mediation, the dispute as prescribed in article 105 of the Organic Law of National Public Procurement System will be subject to the decision of the District Court of Administrative Litigation No. 1 of Quito, in observance of Ecuadorian law and the terms of this contract; for which purpose the parties waive jurisdiction and domicile. For all purposes of this contract, the parties agree in designating their domicile in the city of Quito.

EIGHTEENTH.- TERMINATION OF THE CONTRACT:

As provided in article 92 of the Organic Law of the National Public Procurement System, this contract will end by:

a. Full compliance with contractual obligations;
b. Mutual agreement of the parties;
c. Executive Decree declaring the nullity of the contract; or the termination of the contract at the request of the CONTRACTOR;
d. Unilateral declaration of THE CONTRACTING PARTY, in the event of breach by THE CONTRACTOR;
e. Dissolution of THE CONTRACTOR´S legal person that does not originate from internal voluntary decision of the competent bodies of said legal person.

Ultimately the Contract ends with the fulfillment of contractual obligations or in advance for reasons attributable to the parties or by mutual agreement. The procedure for termination of the Contract, for the reasons outlined above, will be governed in accordance with the Organic Law of National Public Procurement System and its Application regulation.

a. Termination by mutual consent.- Pursuant to the grounds established in Article 93 of the Organic Law of National Procurement System; the parties can terminate the contract before the agreed upon date, in the event that the conditions provided in such legal provision will be present.

b. Unilateral termination of the Contract.- In accordance with the provisions of Article 94 of the Organic Law of National Procurement System and following the procedure indicated in article 95 therein, THE CONTRACTING PARTY may decide to terminate this Agreement, in advance and unilaterally, in the following cases:

1. Due to breach by the CONTRACTOR;
2. Due to bankruptcy of the CONTRACTOR;
3. If the value of the fines exceeds the amount of the guarantee of due fulfillment of the contract;
4. Due to suspension of work at the discretion of the CONTRACTOR, for more than sixty (60) days not due to force majeure or fortuitous causes;
5. Due to the fact that contracts have been entered against the express prohibition of the Organic Law of the National System for Public Contracting;
6. In other cases stipulated in this contract, according to their nature;
7. THE CONTRACTING PARTY may also decide to terminate the contract early and unilaterally when, faced with unexpected technical or financial circumstances or a fortuitous event or force majeure, duly verified, the CONTRACTOR has not agreed to mutually terminate the contract. In this case, the guarantee of faithful performance of the contract will not be executed nor shall THE CONTRACTING PARTY be recorded as non-compliant.

c. Termination for reasons attributable to the CONTRACTING PARTY.- The CONTRACTOR may demand termination of the contract for the following reasons attributable to the CONTRACTING PARTY:

1. Due to the breach of contractual obligations by more than sixty (60) days;
2. Due to the suspension of work for more than sixty (60) days, arranged by the entity without reasons of force majeure or fortuitous event;
3. Where due to unforeseen technical or financial circumstances or force majeure or fortuitous event, duly verified, the CONTRACTING PARTY has not agreed to mutually terminate the contract.

In all cases of termination of this Contract, there will be receptions and settlements in accordance with the Organic Law of the National System of Public Contracting and its General Application Regulation.

NINETEENTH.- ADDRESS, JURISDICTION, AND PROCEDURE:

For all purposes of this contract, the parties agree in designating their domicile in the city of Quito, the CONTRACTOR waives any special privileges that it may have due to domicile.

Disputes should be handled in accordance with the provisions in clause Seventeen of this contract.

For the effect of notifications or rectifications, the parties designate the following addresses:

The Contracting Party:

Av. Amazonas N37-61 y Naciones Unidas esquina, Quito-Ecuador.
Telephone: 3812490.

The Contractor:

Av. 12 de Octubre N24-562 y Cordero, Edificio World Trade Center, piso 15, oficina 1501, Quito, Ecuador
Telephone: 2222233

TWENTIETH.- ACCEPTANCE AND SUBSCRIPTION:

Freely and voluntarily, after complying with all the requirements of the laws of matter, the parties expressly state their acceptance of everything agreed in this contract and its appendices, and submit to its stipulations, for which this contract is signed in three copies of equal value and content in the city of San Francisco de Quito on the 11th day of the month of November, 2009.

DIRECCIÓN GENERAL DEL	ON TRACK INNOVATIONS LTD
REGISTRO CIVIL, IDENTIFICACION
Y CEDULACION
/s/ Paulo Rodríguez Molina	/s/ Diego Luis Rueda Mosquera
Eng. Paulo Rodríguez Molina	Diego Luis Rueda Mosquera
DIRECTOR GENERAL	Special Proxy

APPENDIX A
LIST OF QUANTITIES AND PRICES

Base card kit for the eID (per base card):

Component	Characterístic	Quantity	Unit Price	Subtotal
**THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**
Total			**THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**	$4,650,000

Note: These prices do not include VAT

DIRECCIÓN GENERAL DEL	ON TRACK INNOVATIONS LTD
REGISTRO CIVIL, IDENTIFICACION
Y CEDULACION
/s/ Paulo Rodríguez Molina	/s/ Diego Luis Rueda Mosquera
Eng. Paulo Rodríguez Molina	Diego Luis Rueda Mosquera
DIRECTOR GENERAL	Special Proxy

APPENDIX B
IMPORT PROCEDURE

The procedure for releasing shipped items from customs or nationalizing them will start with the delivery of the loading invoice duly legalized by ON TRACK INNOVATIONS LTD. (OTI), detailing the items, their quantities and unit prices for those items to be received in Ecuador in which this product information can be included. This invoice must be available to begin the procedures a minimum of 10 days before the loading date, subsequently OTI will provide the air waybill AWB once the cargo arrives in Ecuador.

The Directorate General of the Registro Civil, Identificación y Cedulación, shall carry out the procedure to obtain the authorization from the National Institute for Public Contracting (INCOP) and the tax exemption from the Ecuadorian Customs Corporation, using this invoice, so that once the shipments arrive they may be released from customs or nationalized immediately.

The amounts required to pay the taxes related to the Childhood Development Fund (FODINFA), Customs fees, such as those related to the Corporation for the Promotion of Exports and Investments (CORPEI) or customs fines, dispatch services, warehousing and transportation, among others, will be provided by the Directorate General of the Registro Civil, Identificación y Cedulación in a timely manner for the customs release or nationalization process.  In case these amounts are paid by OTI, they must be reimbursed in the least time possible, with the delivery of the respective expense invoice.

In any circumstance, once the air waybill AWB is provided by OTI, a maximum period of time will be considered, of 15 days after the date of arrival of the shipment in the country, to release the shipment from customs or nationalize it, including its arrival at the facilities of the Registro Civil, and reception at the warehouse by the inventory delegate of the Directorate General of the Registro Civil, Identificación y Cedulación. In case the time for customs release or nationalization should be greater, the items will be deemed received according to the detail of the invoice that accompanies the shipment, 15 days after arrival in accordance with the air waybill AWB.

DIRECCIÓN GENERAL DEL	ON TRACK INNOVATIONS LTD
REGISTRO CIVIL, IDENTIFICACION
Y CEDULACION
/s/ Paulo Rodríguez Molina	/s/ Diego Luis Rueda Mosquera
Eng. Paulo Rodríguez Molina	Diego Luis Rueda Mosquera
DIRECTOR GENERAL	Special Proxy

APPENDIX C
CONFIDENTIALITY

This APPENDIX C complements the Contract (“Contract”) signed by the Directorate General of the Registro Civil, Identificación y Cedulación del Ecuador (“THE CONTRACTING PARTY”) and On Track Innovations Ltd. (OTI) (“THE CONTRACTOR”), for the Supply of **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** Electronic Identification Cards (Project for the Technological Modernization of the Directorate General of the Registro Civil, Identificación y Cedulación), henceforth simply referred to as “THE PROJECT”.

Thus the parties referred to in the preceding paragraph are committed to respect the following stipulations:

1.	During the project related with the Contract:

a.
Each party will maintain all the Confidential Information it may have received from the other in the strictest confidence and will not disclose it to any other person, including their employees, sub contractors, and affiliated parties, with the exception of those that directly participate in the execution of the Contract and always for purposes related with said execution. In order for there not to be any doubts, the recipient will assume all the responsibility for any violation of the terms of the Contract by its employees. For the effects of this Appendix, Confidential Information refers to, without any limitation whatsoever, all the information, data, and know-how related to technology, products, and business that the recipient party must reasonably consider as “confidential".

b.	Each one of the parties will prevent the disclosure of Confidential Information, with the exceptions required by law.

c.	For the effects of this Contract, the following information will not be considered as confidential:

i.	Information known by any of the parties before the date that the other party received it;

ii.	Information known to the public or generally available, before the date that one of the parties disclosed it to the other party.

iii.
Information that is of public domain or that is generally available to the public after the date on which it was disclosed by one of the parties to the other party without any action having been taken or the impossibility to act on the part of the recipient of the information; or

iv.	Information whose disclosure is authorized by one of the parties to the other party in writing.

d.
It is clarified that during the term of the Contract, the CONTRACTOR is not authorized, without any exception, to disclose any technical or commercial information whatsoever about the Project and/or the System to a third party.

2.
Any confidential information that has been delivered to the other party for reasons of the execution of the project, including its copies or reproductions will be returned to the party who owns the information, upon the completion of the Contract.

3.	The stipulations that are stated in this appendix C will survive the termination or expiration of the Contract.

DIRECCIÓN GENERAL DEL	ON TRACK INNOVATIONS LTD
REGISTRO CIVIL, IDENTIFICACION
Y CEDULACION
/s/ Paulo Rodríguez Molina	/s/ Diego Luis Rueda Mosquera
Eng. Paulo Rodríguez Molina	Diego Luis Rueda Mosquera
DIRECTOR GENERAL	Special Proxy

Document No. 239-2009
(Article 2.1.1 of the Main Contract)

DOCUMENT SUMMARY

In accordance to Article 2.1.1 of the Contract, it is annexed to the Contract a copy of the Appointment Certificate by Resolution 239-2009 of the General Director of the General Directorate for Civil Registry, Identification and ID Card Issuing of the Republic of Ecuador (“Direccion General del Registro Civil, Identification y Cedulacion”).

Resolution No. 239-2009, dated August 5th, 2009, given by the National Secretary of Planning and Development of the Republic of Ecuador, Mr. Rene Ramirez Gallegos, records in its preamble that under Executive Decree No. 2283, published in the Public Official Registry on December 7th, 2004, the National Council for Modernization of the State (Consejo Nacional de Modernizacion del Estado – “CONAM”) was assign by the State to perform a reform and modernization of the General Directorate of Civil Registry, Identification and ID Card Issuing of Ecuador and that the CONAM, shall appoint the General Director of the General Directorate of Civil Registry, Identification and ID Card Issuing.

By Article 1 of the aforesaid Resolution 239-2009, Engineer HECTOR PAULO RODRIGUEZ MOLINA, is appointed as General Director of the General Directorate for Civil Registry, Identification and ID Card Issuing of Ecuador and by Article 2 of the said Resolution, the said appointment of the foregoing General Director is valid and effective from the date of the said Resolution (August 5th, 2009) and thereon.

(* Note – The foregoing Resolution demonstrate the executive  powers of the General Director, Mr. Molina, to sign the Contract  on behalf of the General Directorate of Civil Registry, Identification and ID Card Issuing of Ecuador)

Copy of the ID Cards of the Persons signing the Contract on behalf of the Parties
(Article 2.1.1 of the Main Contract)

DOCUMENTS SUMMARY

In accordance to Article 2.1.1 of the Contract, are annexed to the Contract a Copy of the National Identity Card and National Voting Card of the following Representatives of the Parties who signed the Contract on their behalf:

a)	General Director of the General Directorate for Civil Registry, Identification and ID Card Issuing - Mr. HECTOR PAULO RODRIGUEZ MOLINA;

b)	Engineer Mr. DIEGO LUIS ALFONSO RUEDA MOSQUERA - empowered by Power of Attorney of On Track Innovations Ltd (“OTI”) to sign the Contract on behalf of OTI;

Notarized Copy of General Power of Attorney provided by On Track Innovations Ltd to its General Legal Representative in Ecuador, Attorney of Law Dr. Angel Francisco Santillan Almeida and Notarized Partial Assignment of Powers of Attorney assign by On Track Innovations Ltd to Mr. Diego Luis Alfonso Rueda Mosquera

(Article 2.1.1 of the Main Contract)

DOCUMENTS SUMMARY

In accordance to Article 2.1.1 of the Contract, to the Contract are annexed certified copies of the General Power of Attorney subscribed by OTI on April 21st, 2009 assigning to Attorney of Law, Dr. Angel Francisco Santillan Almeida, general powers to act as the General Legal representative of OTI in Ecuador and certified copy of a Power of Attorney and related documents subscribed on December 9th 2009 by the foregoing Dr. Santillan Almeida, assigning at OTI’s request part of its powers to Mr. Diego Luis Alfonso Rueda Mosquera, to sign the Contract with the Civil Registry on behalf of OTI.

The foregoing Powers of Attorney and related documents were notarized by Notary Dr. Oswaldo Mejia Espinosa of Quito, Ecuador, on December 9th 2009.

Copy of Certificate of Registration of On Track Innovations Ltd as a Government Supplier at
the National Providers Registry (“Registro Unico de Proveedores (”RUP”)

(Article 2.1.2 of the Contract)

DOCUMENT SUMMARY

In accordance to Article 2.1.2 of the Contract, to the Contract is annexed a copy of the Certificate of Registration of On Track Innovations Ltd., dated July 29th, 2009,  at the National Providers Registry (”RUP”).

(Article 2.1.3 of the Contract)

RESOLUTION No. DGRCIC-2009- 0066

ENGINEER PAULO RODRÍGUEZ MOLINA

GENERAL DIRECTOR OF CIVIL REGISTRY, IDENTIFICATION AND CARD ISSUANCE

WHERE AS:

By Executive Decree No.1064 of May 9th 2008, the Economist Rafael Correa Delgado, Constitutional President of the Republic of Ecuador declared a state of emergency to the General Directorate of Civil Registry, Identification and Card Issuance in order to solve its situation of institutional crisis and properly ensure the right to identity of the inhabitants of Ecuador and prevent general commotion;

By means of Resolution No. 001, dated October 8th 2008, published in the website  www.compraspublicas.gov.ec on October 9th 2008, Engineer Jose Fernando Navia Gallardo, then the General Director of Civil Registry, Identification and Cards Issuance, in order to solve the critical situation of the Institution, properly ensure the right to identity of the inhabitants of Ecuador and prevent general commotion, through immediate procurement of works, goods and services including consultancy, declared the state of emergency of the General Directorate of Civil Registry, Identification and Card Issuance;

Article 227 of the Constitution of the Republic, published in the Official Gazette No. 449 of October 20th 2008, established that public administration is a service to the community that is governed by the principles of effectiveness, efficiency, quality, hierarchy , deconcentration, decentralization, coordination, participation, planning, transparency and evaluation.  The General Directorate of Civil Registration, Identification and Card Issuance, as part of public administration, should also embrace these principles;

The General Directorate of Civil Registry, Identification and Card Issuance, is implementing a Comprehensive Strategic Plan, which is defined in actions considered necessary and indispensable to carry out the restructuring and modernization of the institution. The plan seeks to improve the level of care and implement state-of-the-art technology in regard to public identification, seeking to strengthen the following areas: Organizational, Technological and Administrative;

[There is a seal that reads: Notary 10, Quito Ecuador, Atty. Oswaldo Mejía Espinosa; next to it there is another seal that reads: IT IS A TRUE COPY OF THE ORIGINAL WHICH IS KEPT IN THIS FILE, OCTOBER 30, 2009; and there is another seal that reads: GENERAL DIRECTORATE OFCIVIL REGISTRY, IDENTIFICATION AND CARD ISSUANCE- QUITO-]

Within the fulfillment of the plan prepared by the General Directorate of Civil Registry, Identification and Card Issuance, referred to in the preceding paragraph, Engineer Jose Fernando Navia Gallardo, then the General Director of Civil Registry, Identification and Card Issuance, determined that in order to achieve its objectives it would be necessary to carry out a process for the implementation a technological solution that allows to comprehensively and fully implement a new model of user service, a process that began with the implementation of Phase 1 Pilot in the city of Guayaquil, and that should continue with full implementation in the rest of the said city, as well as in the General Directorate of Civil Registry of Identification and Card Issuance of the city of Quito and at a national level;

For purposes of conducting Phase 1 Pilot plan Guayaquil, the General Directorate of Civil Registry, Identification and Card Issuance, carried out a pre-contractual processwhich involved several bidders, and which was won by the company On Track Innovations Ltd. (OTI) because its technical and financial proposal was considered to be the most suitable for the national and institutional interests, for which reason, a contract was signed with the aforementioned company by means of which they undertake to supply and provide integration and maintenance services for the software solution for the Technological Modernization Project of the Civil Registry, that is, to implement Phase 1 - Pilot-Guayaquil of the Comprehensive Strategic Plan of the General Directorate of Civil Registration, Identification and Card Issuance;

Phase 1 - Pilot-Guayaquil in charge of the company On Track Innovations Ltd. (OTI) was implemented satisfactorily, allowing the accomplishment of the objectives of the Implementation Plan and, it provided the information necessary to continue the execution of the implementation project at a national level. However, as it was a Pilot Plan it involved the acquisition of only two hundred thousand (200,000) identity cards, without being able to meet the total demand of the inhabitants of that city, thus requiring the purchase of a larger number of identity cards so the enrollment process did not suffer any suspensions or delays;

due to the situation outlined in the previous number the insecurity in the country is growing , increasing in an alarming and unpredictable manner in recent months, and which even led Economist Rafael Correa Delgado, Constitutional President of the Republic, declared a state of emergency in the cities of Quito and Guayaquil.  The growth of crime, in many cases, is due to the fact that it is relatively easy to obtain false identity cards or dual identities by those who commit crimes, consequences that therefore are proven and objective and publicly available information, which hampers or prevents the decision-making or imposition of sanctions by the authorities. Therefore, the acquisition of the additional number of Identity Cards required is an immediate necessity, they must be equipped with a system to ensure its safety, in order to implement the rules of law that permit, if applicable, among other things, the imposition of appropriate sanctions on those responsible for acts contrary to the law, having actual knowledge of their identity, and thus overcoming the situation of serious internal unrest in the country, due to the facts stated.

The Identity Cards to be acquired must respond and adapt to the technology currently available to the Civil Registry, and therefore should include a system that through the identification of fingerprints can identify, without error or risk of any type, the holder of the corresponding identity card. The emergency situation described, is compliant, therefore, with the requirements of Article 6 number 31 of the Organic Law of the National Procurement System;

In addition to what was expressed in the preceding number it is required to hire the physical infrastructure necessary to function in the new user care centers of the Institution, aimed at providing a modern and safe service;

Considering Article 21 of Executive Decree No. 8 of August 13th, 2009, in which the Ministry of Telecommunications and Society of Information is created, the General Directorate of Civil Registry, Identification and Card Issuance is in charge of the Ministry of Telecommunications and Society of Information, which shall oversee the immediate reform and modernization of such Entity;

Are, therefore, met the requirements set forth in Article 57 of the Organic Law of National Public Procurement System to solve the Declaration of Emergency;

In exercise of the powers provided for in Article 57 of the Organic Law on National Public Procurement System,

RESOLVES

Art.1.- To declare a state of emergency to the General Directorate of Civil Registry, Identification and Card Issuance in order to solve the situation of institutional crisis and properly ensure the right to identity of the inhabitants of Ecuador and prevent general commotion caused by the rise of insecurity in the country, which aspects to be considered are, inter alia, the abuse and fraudulent use of identity documents.

Art.2.- As a result of the emergency declaration resolved, the works, goods or services that may be required to overcome the emergency situation will be contracted,  including consultancy.

Art.3.- Once the emergency situation is overcome, a report detailing the contracts made and the budget spent shall be published in the website www.compraspublicas.gov.ec, indicating the results.

This Resolution of declaration of emergency shall be published in the website www.compraspublicas.gov.ec

Issued and signed in Quito on OCT. 29th   2009

[Signature]
Engineer Paulo Rodríguez Molina
GENERAL DIRECTOR OF CIVIL REGISTRY,
IDENTIFICATION AND CARD ISSUANCE

(Article 2.1.5 of the Contract)

TO:	Atty. Oswaldo López V.

 DIRECTOR OF ORGANIZATIONAL DEVELOPMENT MANAGEMENT

FROM:	Ms. Nancy Bonilla Yanez

 FINANCE DIRECTOR

SUBJECT:	BUDGET AVAILABILITY EXPANSION OF THE CIVIL REGISTRY TECHNOLOGY STRUCTURE

Regarding Memorandum No. 2009-1154-DGDO dated 11/25/2009, I inform you that after reviewing the current balances of the Expenditure budget of the General Directorate of Civil Registry, in the specific item, there is not enough balance available to take care of the request made in the referred memorandum.

However, we inform you that according to the Annual Investment Plan approved by the National Secretariat of Planning and Development (SENPLADES) for 2009, the amount of USD 54,958,077.71 appears for the Modernization and Sustainability of the National System of Civil Registry, Identification and Card Issuance. From the amount approved to this date, USD 30,000,000.00 have been allocated, by the Ministry of Finance and USD 24,958,077.71 are to be allocated. The latter includes the heading for the expansion of institutional technological structure USD 12,607,164 and for 2010 USD 15,392,836.00.

On the other hand, by means of Official notice No. 2009-676-DGRC dated November 19th of this year, aimed at the Economist Isela Sanchez de Viñán, Assistant General Secretary of the Ministry of Finance, the Civil Registry requested the allocation of USD 24,607,164.00, in order to continue the modernization process in a number of concepts within which the institutional technological expansion is included with the sum of USD 12,607,164.00 for the year 2009.

In this respect there is a commitment from the Assistant General Secretary of the Ministry of Finance, to address this request under the terms proposed.

In the present case, the expansion of the technological structure for 2009 would be funded under Item No. 84.01.07.000.1 of EQUIPMENT, SYSTEMS AND SOFTWARE PACKAGES, with USD 12.607,164.00 soon to be received.

Sincerely,

[Signature]
Ms. Nancy Bonilla Yanez
TECHNICAL DIRECTOR OF THE
FINANCIAL MANAGEMENT DEPARTMENT

On Track Innovations Ltd Proposal

(Article 2.2.2. of the Contract)
Thursday, November 05, 2009

Para:       Ingeniero Paulo Rodríguez
Dirección General del Registro Civil, Ecuador

Cc:          Patricia Cruz
Marjorie Valdiviezo

Re: Proposal for Additional eID Cards

Dear Sir.

Per your request, On Track Innovations Ltd. (OTI) is pleased to submit its proposal to the Registro Civil of Ecuador for supplying **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** Ecuadorian eID base cards set.

1.	Delivery schedule: If OTI will receive:
a.	Signed Purchase Order no later than Wednesday, November 11, 2009; and
b.	Down payment no later than Friday November 13, 2009.
c.	OTI can commit to the following shipping schedule for the eID Cards base kits:
i.
Batch 1 - **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**: within 6 weeks from receiving down payment (25/12/09*).

ii.
Batch 2 - **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**: within 15 weeks from receiving down payment.

iii.
Batch 3 - **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**: within 21 weeks from receiving down payment.

iv.
Batch 4 - **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**: within 26 weeks from receiving down payment.

d.	* The dates mentioned above – are ONLY for indication and may change to a much later date per the actual down payment date.
e.	OTI may deliver partial batches or larger batches.

2.
Price: for additional **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**eID base card set: **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**. Total: $4,650,000.

3.	Payment and Terms:
a.	Customer payments:
i.	Advance Payment - 50% down payment, 3 days after signing order. Total of: $2,325,000.
ii.	Balance Payment - 50% to be paid not later than January 22, 2010 (6 weeks before the shipment of the 3rd batch). Total of: $2,325,000:

Batch	Cards Batch QTY	Reduction from the 50% Advance Payment Guarantee	Reduction from the 50% Balance Payment Guarantee	Expected Delivery **
1	**THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**	$1,395,000		6 weeks
2	**THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**	$930,000		15 weeks
3	**THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**		$1,395,000	21 weeks
4	**THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**		$930,000	26 weeks
Total	**THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**	$2,325,000	$2,325,000

b.	Shipment of partial or larger Batch quantity is permitted. Payments should be per the actual quantity to be shipped.

4.	Guarantees:
i.	OTI will provide performance guarantee bond for 5% of the value of the Agreement, as requested by the law.
ii.	OTI will provide re-payment guarantee bond for the value of each payment. The bank re-payment guarantee to be redeemed as follows:
•	100% of the value of each Batch - with proof of delivery that each Batch of the cards quantity arrived to Ecuadorian port.
iii.	Shipment of partial or larger Cards Batch quantity is permitted. Reduction of Guarantee portion should be per the actual quantity to be shipped.

5.	Cards base kits delivery schedule validity: January 05, 2010. Order that will be received after that date – will need to have new schedule due to chips availability from the chip manufacturer.

Should you have any question, we will be happy to address it.
Yours faithfully,

_______________________
Judy Robert
On Track Innovations Ltd.

Customer confirmation:   ______________          ______________          ______________
Name                                Signature                              Date

Bill of Materials

A.	eID base card set include (per 1 card base):

Component	Feature
**THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**

B.	Assumptions, Terms, Conditions and Comments

1.	All received payments will be in USA Dollar.
2.	Prices are CIF Ecuador, include: insurance and shipments to the port of entry.
3.	Prices do NOT include any local tax for the supplied Goods.
4.	eID kit includes 10 year warrantee for the card.
5.	The above prices do not include the necessary increase of capacity and system design per the RC’s plans for national expansion.

Customer confirmation:   ______________          ______________          ______________
Name                                Signature                              Date

PERFORMANCE GUARANTEE

 (Article 2.2.3.1 of the Contract)

LOCAL TEXT GUARANTEE:

Department:        GUARANTEE DEPT.
Ref:                      (OURS and the foreign bank’s)
Date:                     ..................

Sirs
....................

Dear Sirs:

Under account, order and risk of BANK LEUMI LE ISRAEL B.M (foreign bank), We, Citibank N.A., Quito, Ecuador, establish an unconditional, irrevocable bank guarantee and of immediate payment in your favor, for the amount of 232,500 USD (Two Hundred and Thirty Two Thousand and Five Hundred US Dollars), in order to guarantee the due fulfillment of the CONTRACT FOR THE SUPPLY OF **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** ELECTRONIC IDENTIFICATION CARDS, FOR THE TECHNOLOGICAL MODERNIZATION PROJECT OF THE DIRECCION GENERAL OF THE REGISTRO CIVIL, IDENTIFICACION Y CEDULACION (hereinafter the “Agreement”); and to respond for the obligations that ON TRACK INNOVATIONS LTD. (hereinafter the “Supplier”) would contract in favor of third parties related with the purpose of the Agreement that the DIRECCION GENERAL DEL REGISTRO CIVIL, IDENTIFICACION Y CEDULACION DEL ECUADOR (the “Beneficiary”) signed with the Supplier on November  11, 2009 for the supply of  electronic base identification cards.

This guarantee will remain in force until June 4, 2010, on which date this guarantee shall be considered cancelled  without the return of original or copies of the present document, whereupon Citibank N.A., Quito, Ecuador and as a consequence Bank Leumi Leisrael B.M. will be free of any responsibility that will be able to derive from the present guarantee.

It is understood that this guarantee will be able to become effective in the sole case that to be presented to us, prior to June 4, 2010, the original of this document and communication subscribed in writing by the legal representative of THE DIRECCION GENERAL DEL REGISTRO CIVIL, IDENTIFICACION Y CEDULACION DEL ECUADOR, in which Beneficiary states that

1)
The AGREEMENT between Supplier and the Beneficiary is current  and the Supplier has breached or has delayed unjustifiably in the fulfillment of its contractual obligations, in the terms stipulated in the contract; and, the Beneficiary has made complete payment of the advance payment stipulated in the Agreement; and

2)
The Supplier was notified in writing that he was granted a ten days term to justify the delay or solve the non-compliance, and the Supplier did not respond to the requirement of the Beneficiary, reason for which this guarantee is executed.

This guarantee does not have relation with any other document (including other guarantees issued in relation to the Agreement), instrument or existing contract or any that it will subscribe in the future between  the Direccion General del Registro Civil, Identificacion y Cedulacion of Ecuador and the Supplier (our entity guarantee), and such documents, instruments or contracts do not modify it; therefore, we do not assume any legal or other responsibility for any other order that is not the one that is stipulated specifically in this document.

Yours faithfully,

 (AUTHORIZED SIGNATURE)
Citibank N.A., Quito, Ecuador

ADVANCE PAYMENT GUARANTEE

 (Article 2.2.3.2 of the Contract)

LOCAL TEXT GUARANTEE:
Department:        GUARANTEE DEPT.
Ref:                      (OURS and the foreign bank’s)
Date:                      ___________

Sirs
....................

Dear Sirs:

Under account, order and risk of BANK LEUMI LE ISRAEL B.M. (foreign bank),  We, Citibank N.A., Quito-Ecuador, establish an unconditional, irrevocable bank guarantee and of immediate payment in your favor, for the amount of  USD 2,325,000 (two million three hundred and twenty five thousands  Dollars of the United States of America), equal to the amount of the 50% advance payment that the DIRECCION GENERAL DEL REGISTRO CIVIL, IDENTIFICACION Y CEDULACION DEL ECUADOR (hereunder the “Beneficiary”) will pay to ON TRACK INNOVATIONS LTD. (hereunder the “Supplier") as an advance payment of the CONTRACT FOR THE SUPPLY OF **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**  ELECTRONIC IDENTIFICATION CARDS, FOR THE TECHNOLOGICAL MODERNIZATION PROJECT OF THE DIRECCION GENERAL OF THE REGISTRO CIVIL, IDENTIFICACION Y CEDULACION signed on November 11, 2009 (the "AGREEMENT") between the Beneficiary and the Supplier, for the supply of electronic base ID cards.

It is understood that this guarantee will be able to become effective in the sole case that to be presented to us, prior to March 4, 2010 the original of this document and communication subscribed in writing by the legal representative of the DIRECCION GENERAL DEL REGISTRO CIVIL, IDENTIFICACION Y CEDULACION DEL ECUADOR,  in which Beneficiary states that

1)
The AGREEMENT between Supplier and the Beneficiary is current and the Beneficiary had paid the corresponding advance payment in the amount of USD 2,325,000 (two million and three hundred twenty five thousands Dollars of the United States of America), to the Supplier account no. **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** with Bank Leumi Le Israel B.M. branch no. **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.**with ref. to this guarantee number, and;

The Supplier has not used the advanced payment as stipulated in the terms of the agreement.

2)
The Supplier was notified in writing with the grant of a term of ten days to justify the delay or solve the non-compliance, and the Supplier did not respond to the requirement of the Beneficiary, reason for which this guarantee is executed.

The guaranteed amounts shall be reduced by full value of the commercial invoice attached to the pertaining transport document upon Supplier’s presentation to us of a commercial invoice and the corresponding transport document, showing shipments of goods to Ecuadorian Airport or Port.  The reduction shall be effected 2 weeks following the date of the arrival of the related goods to Ecuadorian Airport or Port, as will be indicated in the transport document. As an alternative (that will apply if occurring earlier), the guarantees will be reduced upon the presentation by the Supplier of the Beneficiary’s written acceptance statement for the cards supplied, indicating the amount to be reduced.

This guarantee will expire on March 4, 2010 the expiry date, and will be deemed automatically cancelled  on that date (if not previously cancelled), without the return of original or copies of the present document, whereupon Citibank N.A., Quito, Ecuador and Bank Leumi Leisrael B.M. will be free of any responsibility that will be able to derive from this guarantee.

This guarantee does not have relation with any other document, instrument or existing contract or any that it will subscribe in the future between La Direccion General del Registro Civil, Identificacion y Cedulacion and the supplier (our entity guarantee), and such documents, instruments or contracts do not modify it, therefore we do not assume any legal or other responsibility nor any other order that it is not the one that is stipulated specifically in this document.  Accordingly, we further acknowledge that this guarantee, including its payment, terms and conditions, shall in no way or form be linked, conditioned or otherwise connected to any other outstanding or future guarantee issued with relation to the Agreement, or any other transaction entered into by the Supplier.

Yours faithfully,

(AUTHORIZED SIGNATURE)
Citibank N.A., Quito, Ecuador

TECHNICAL GUARANTEE

On Track Innovations Ltd. (OTI) – Durability Warranty for Electronic ID Cards

On Track Innovations Ltd. (OTI or “VENDOR”) delivers this technical durability warranty for the Electronic ID Cards sold to the Direccion General del Registro Civil, Identificacion y Cedulacion (“THE BUYER”) under the CONTRACT FOR THE SUPPLY OF **THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.** ELECTRONIC IDENTIFICATION CARDS (TECHNOLOGICAL MODERNIZATION PROJECT OF THE CIVIL REGISTRY) signed on November 11, 2009.

The warranty shall be in force for a period of 10 years from the date of arrival of the Electronic ID Cards to the Ecuadorian Airport or Port.

This warranty is given solely to THE BUYER (as opposed to any third parties, including third parties who bought the Vendor’s products from Buyer), and shall not apply: (i) if products have been damaged, misused, abused, lost or stolen; or (ii) if defects result from misapplications and/or modifications not authorized by the Vendor which have been made to the products by anyone other than the Vendor; or (iii) if products have been submitted to abnormal conditions (mechanical, electrical or thermal) during storage, installation or use; or (iv) if products are used in a nonstandard environment. A non standard environment is an environment requiring a robustness not documented in the applicable specification such as without limitation, space, military or nuclear environments; or (v) to products supplied at the request of Buyer which Vendor has indicated may not conform (risk products) to applicable technical specifications or constitute experimental, developmental or nonqualified products; or (vi) if the request for warranty coverage of products results from excess usage of the maximum values (temperature limit, maximum voltage etc.) defined by Vendor, or from an incorrect choice of application by Buyer or from use other than in accordance with the relevant specification; or (vii) to any other default not attributable to Vendor. If Vendor determines that products are covered under the warranty, Vendor will, at Vendor’s option, repair or replace them, or issue a credit or rebate of the purchase price.

THE FOREGOING WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, CONDITIONS OR TERMS EXPRESS OR IMPLIED BY STATUTE OR COMMON LAW (INCLUDING WITHOUT LIMITATION WARRANTIES AS TO MERCHANTABLE QUALITY OR SATISFACTORY QUALITY OR FITNESS FOR A PARTICULAR PURPOSE OR USAGE).

Claims for replacement of electronic ID cards covered by the warranty shall be handled by the Direccion General del Registro Civil, Identificacion y Cedulacion, which will gather cards for replacement from its various offices if needed, and will subsequently refer the related requests for replacement to OTI, either when it accumulated a batch of no less than 1,000 cards, or every half a year, whichever occurs earlier.

ON TRACK INNOVATIONS LTD

/s/ Diego Luis Rueda Mosquera
Diego Luis Rueda Mosquera
Special Proxy